EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K/A, by reference, of our reports dated June 16, 2006 and June 27, 2007, with respect to our audit of the consolidated balance sheets of Somanta Pharmaceuticals, Inc. and Subsidiaries, as of April 30, 2006 and April 30, 2007, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended, which appears in the Form 10-KSB filed by Somanta Pharmaceuticals, Inc.

/s/ Stonefield Josephson Inc.

Irvine, California
June 17, 2008